Exhibit 16.1

December 27, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: MEDIROM Healthcare Technologies Inc.

Ladies and Gentlemen:

We have read the statements in the Form 6-K, dated December 27, 2024, of MEDIROM Healthcare Technologies Inc. (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 6-K.

Very truly yours,

/s/ TAAD, LLP

Diamond Bar, California

December 27, 2024